Solis Tek Appoints Tiffany Davis as Chief Operating Officer

Carson, CA – February 21, 2018 — Solis Tek Inc. (OTCQB:SLTK), a vertically integrated technology innovator, developer, manufacturer and distributor focused on bringing products and solutions to commercial cannabis growers in legal markets across the U.S, today announced the appointment of Tiffany Davis as Chief Operating Officer. Ms. Davis will report to Chief Executive Officer, Alan Lien.

Ms. Davis has nearly 20 years of experience as a financial restructuring professional working in both Management Consulting and Private Equity. She has extensive experience in supply chain functionality, financial and operational due diligence, cash flow forecasting, financial statement analysis, development and value retention across multiple industries, including most recently in the cannabis sector.

Previous to joining Solis Tek, Ms. Davis worked as a senior executive for a US based cannabis consulting group supporting legal grows, assisting in license applications, developing programs for cultivators, and business structuring for medical dispensaries. Among her previous experience, Ms. Davis served as a Manager of Corporate Advisory for Grant Thornton, one of the Big 6 worldwide accounting firms, overseeing accounting and supply chain advisory services during the automotive crisis in the U.S.

“We are excited to appoint Tiffany to Solis Tek’s Senior Executive team as Chief Operating Officer. We expect her proven experience establishing rigorous accounting and supply chain controls, and direct cannabis industry experience will be invaluable to Solis Tek as we enter this transformational period in the Company’s history,” stated Alan Lien, CEO of Solis Tek. “With the introduction of new lighting products such as the Controller, and the launch of our Zelda Horticulture subsidiary which will leverage the same sales and distribution infrastructure, Tiffany will play a major role in Solis Tek executing on its dynamic growth strategy.”

Ms. Davis received her B.S. from DePaul University and a MBA from University of Chicago Graduate School of Business.

To be added to the Solis Tek email distribution list, please email SLTK@kcsa.com with ‘SLTK’ in the subject line.

About Solis Tek

Solis Tek Inc, parent company of wholly owned subsidiaries Solis Tek Digital Lighting and Zelda Horticulture, is a vertically integrated technology innovator, developer, manufacturer and distributor focused on bringing products and solutions to commercial cannabis growers in both the medical and recreational space in legal markets across the U.S. For nearly a decade, growers have used Solis Tek’s lighting solutions to increase yield, lower costs and grow better to maximize their return on investment. In late 2017, Solis Tek introduced Zelda Horticulture, a nutrient line with all-natural ingredients. The Company’s customers include retail stores, distributors and commercial growers in the United States and abroad. For more information, please visit our website, http://www.solis-tek.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company’s current plans and expectations, as well as future results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Phil Carlson / Elizabeth Barker

KCSA Strategic Communications

SLTK@kcsa.com

Communications Contact:

Danielle DeVoren

KCSA Strategic Communications

212-896-1272

ddevoren@kcsa.com

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